Exhibit 10.1
RELEASE AND SEVERANCE AGREEMENT
The parties to this Release and Severance Agreement (the “Agreement”) are Stephen A. Speidel (“Executive”) and Insight Enterprises, Inc. (the “Company”).
RECITALS
A. Executive’s employment with Comark, Inc., which was acquired by the Company, began on November 19, 1996, and he is currently employed by the Company as its Senior Vice President of Operations. Effective January 1, 2009, Executive and the Company entered into an Amended and Restated Employment Agreement (the “Employment Agreement”).
B. The Company has decided to restructure its Operations group and Executive’s employment with the Company will terminate as of the Separation Date (defined below).
C. Executive and the Company each desires to resolve amicably, fully and finally all matters between them, including, but in no way limited to, those matters relating to the employment relationship between them and the termination of that relationship.
NOW THEREFORE, in consideration of the recitals above and the mutual promises and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, it is agreed as follows:
AGREEMENTS
In consideration of the mutual promises in this Agreement, it is agreed as follows:
1. Separation Date. The Company and Executive agree that Executive’s employment with the Company will terminate effective as of September 1, 2011 (the “Separation Date”).
2. Recitals. The parties hereby acknowledge the correctness and accuracy of the foregoing recitals.
3. Payments and Benefits. Executive shall be entitled to receive the following Severance Benefits pursuant to the Employment Agreement:
(a) Severance Payments. Executive’s termination shall be treated as a termination by the Company without Cause within the meaning of Section 6(b) of the Employment Agreement. Accordingly, Executive shall be entitled to receive the following pursuant to Section 6 of the Employment Agreement: (a) a single lump sum payment equal to 100% of his current Base Salary (which Executive acknowledges to be $278,100.00), pursuant to Section 6(c) of the Employment Agreement; and (b) a single lump sum payment in an amount equal to 100% of Executive’s target annual incentive compensation under all Incentive Compensation Plans (annual and quarterly) of the Company in which Executive participated in 2010 (which Executive acknowledges to be $172,500.00) in lieu of and in full satisfaction of any payments due Executive pursuant to Section 6(d)(1) of the Employment Agreement. The payments called for by clauses (a) and (b) will be paid within three (3) days of the Separation Date. The Company will pay Executive the amounts referred to in this paragraph along with any wages and accrued and untaken vacation pay through his last day of employment without regard to whether Executive executes this Agreement.

In lieu of any amounts that might become due in the future pursuant to Section 6(d)(2) or (3) of the Employment Agreement, Executive shall receive a single lump sum payment in an amount equal to $115,000. This payment will be made within three days of the Effective Date defined in Section 7 of this Agreement.
(b) Health Insurance. Pursuant to Section 6(e) of the Employment Agreement, the Company also shall pay the full premium cost of life, disability, accident and group health and dental insurance benefits for Executive, at substantially the levels Executive was receiving immediately prior to Executives’s Separation Date, including any of his dependents participating in the Company’s medical, dental vision and prescription plans on the Separation Date, for a period of time expiring upon the earlier of: (1) the end of the period of twelve (12) months following the Executive’s Separation Date; or (2) the day on which Executive becomes eligible to receive any substantially similar benefits under any plan or program of any other employer or source without being required to pay any premium with respect thereto. The Company will satisfy this obligation to provide health and dental insurance benefits by either paying for or reimbursing Executive for the actual COBRA coverage (and Executive shall cooperate with the Company in all respects in securing and maintaining such benefits, including excercising all appropriate COBRA elections and complying with all terms and conditions of such coverage in a manner to minimize cost). The Company will satisfy the obligation to provide life, disability and accident insurance benefits that are not subject to COBRA continuation rules by reimbursing Executive for the cost of comparable coverage for life, disability, and accident insurance benefits. It will be the Executive’s responsibility to procure such benefits and the Company will promptly reimburse Executive for the premiums for such benefits in the specified amount upon Executive’s submission of an invoice or other acceptable proof of payment. The Company will reimburse Executive for premiums within 30 days of Executive’s submission of proof of payment. The premiums reimbursed in one taxable year will not affect the premiums eligible for reimbursement in a different taxable year. All reimbursements of premiums must be made no later than December 12, 2012. Executive many not elect to receive cash or any other benefit in leiu of the benefits described in this Section 3(b). The Company’s obligation under this paragraph will cease with respect to a particular type of coverage when and if Executive becomes eligible to receive substantially similar coverage with a successor employer.
(c) No Further Obligation. The Company’s provision of the payments and benefits described in this Section 4 shall fully satisfy its obligations to Executive.
(d) Gross Amounts. All amounts referred to in this Agreement are gross amounts. The Company will deduct required and authorized withholdings.
(e) Miscellaneous Payment Provisions. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement or the Separation Plan be subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Internal Revenue Code (the “Code”) or applicable regulations. Executive has not been given the right to make any election regarding the time or form of any payment due to him under this Agreement or the Separation Plan.

4. Outplacement. Executive shall also be entitled to outplacement assistance with Lee Hecht Harrison for a period of up to 6 months following the Effective Date. The Company will pay the associated expense directly to Lee Hecht Harrison.
5. Release, Representations and Acknowledgments. In exchange for the consideration provided pursuant to this Agreement, including but not limited to the outplacement assistance provide in Section 4, Executive agrees as follows:
(a) Executive understands and agrees that whenever the term “Insight” is used in this Agreement, it refers to the Company, its corporate parents and its subsidiaries and affiliates, and the officers, directors, shareholders, agents, predecessors, successors, assigns, and current and past employees of each and all of the foregoing (“Insight”). Executive, for himself and, as applicable, his respective agents, attorneys, successors, and assigns, hereby fully, forever, irrevocably, and unconditionally releases Insight from any and all claims, charges, complaints, liabilities, and obligations of any nature whatsoever, which he may have against Insight, whether now known or unknown, and whether asserted or unasserted, arising from any event or omission occurring prior to execution of this Agreement. Without limiting the foregoing, this release includes any and all claims arising out of or which could arise out of the employment relationship between Executive and Insight and the termination of that employment, including but not limited to: (i) any and all claims under the following laws as amended Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act of 1974 (“ERISA”), COBRA, the Worker Adjustment and Retraining Notification Act, the Arizona Civil Rights Act, Arizona Employment Protection Act, state and local civil rights laws, Arizona wage payment laws and any similar laws in other states; (ii) any and all Executive Orders (governing fair employment practices) which may be applicable to Insight; (iii) wrongful termination; (iv) any and all claims under the Employment Agreement and the Separation Plan (other than the right to the payments described in Section 4 of this Release Agreement); or (v) any other provision or theory of law. This release may be pled as a complete bar and defense to any claim brought by Executive with respect to the matters released in this Agreement. This release does not waive claims that arise after the date this Agreement is signed. This release also does not waive any claims that Executive may have to vested benefits due pursuant to any employee benefit plan (as that term is defined in ERISA) of the Company (other than the Separation Plan as set forth above) or any affiliate, or any rights Executive may have that arise out of an award made to Executive under any equity compensation program of the Company.
(b) Executive acknowledges and agrees that the consideration he is receiving under this Agreement is sufficient consideration to support the release of all entities identified in this Section 5.
(c) Executive acknowledges and agrees that he is not aware of any facts or circumstances that could be the basis for a valid claim or charge of discrimination or harassment against Insight.

(d) Executive acknowledges and agrees that he is waiving his right to file a lawsuit under the Age Discrimination in Employment Act.
(e) Executive acknowledges and agrees that he has been granted any FMLA leave to which he was entitled and has not been subjected to any discrimination or retaliation for using FMLA leave.
(f) Executive acknowledges and agrees that he has received all monies owed Executive for his employment with Insight and has not been subjected to any discrimination or retaliation for raising any issues regarding compensation issues.
6. Review. Executive has been advised and is hereby advised in writing to consult with an attorney prior to signing this Agreement. Executive acknowledges that he received this Agreement on or before his Separation Date and that he has twenty-one (21) days from his Separation Date to consider this Agreement. If Executive executes this Agreement before the expiration of twenty-one (21) days, he acknowledges that he has done so for the purpose of expediting the resolution of this matter, that he has had sufficient time to consider this Agreement and that he has expressly and voluntarily waived his right to take twenty-one (21) days to consider this Agreement. To accept the offer in this Agreement, Executive must sign and return the Agreement to the Company, by the twenty-second (22nd) day following the date of presentation hereof, at the following address: Insight Enterprises, Inc., 6820 S. Harl Avenue, Tempe, Arizona, 85284, Attention: Steven Andrews, Chief Administrative Officer and General Counsel.
7. Revocation. Executive may revoke this Agreement for a period of seven (7) days after he signs it. Executive agrees that if he elects to revoke this Agreement, he will notify Steven Andrews (at the above address) in writing on or before the expiration of the revocation period. Receipt by the Company of proper and timely notice of revocation from Executive cancels and voids this Agreement. Provided that Executive does not provide a timely notice of revocation, this Agreement will become effective on the calendar day immediately following expiration of the revocation period (the “Effective Date”).
8. Return of Company Property. Executive represents that he has made a diligent search and has already returned to the Company all Insight documents (in electronic, paper or any other form as well as all copies thereof) and other Insight property that he has had in his possession at any time, including, but not limited to, Insight files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property including, but not limited to, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of Insight. Executive agrees to make a diligent search for all such Insight property and to return any property not previously returned to the Company within five (5) days of execution of this Agreement. Executive further agrees to provide to the Company, within five (5) days of execution of this Agreement, with a computer-usable copy of any Insight confidential or proprietary data, materials or information received, stored, reviewed, prepared or transmitted on any personal computer, server, or e-mail system, to the extent the same may be retrieved from such computers, servers and e-mail system, and, then, to delete such Insight confidential or proprietary information from those computers, servers and e-mail systems.

9. Cooperation in Proceedings. The Company and Executive agree that they shall fully cooperate with each other with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Executive was involved during his employment with the Company, or that concerns any matter of which Executive has information or knowledge (collectively, a “Proceeding”). Executive’s duty of cooperation includes, but is not limited to: (a) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s recollection of events; (b) appearing at the Company’s request, upon reasonable notice, as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of matters at issue; and (c) signing at the Company’s reasonable request declarations or affidavits that truthfully state matters of which Executive has knowledge. The Company’s duty of cooperation includes, but is not limited to: (i) providing Executive and his counsel access to documents, information, witnesses and the Company’s legal counsel as is reasonably necessary to litigate on behalf of Executive in any Proceeding; and (ii) indemnifying Executive and his counsel for any and all reasonable costs and expenses, including reasonable legal fees in connection with any request for cooperation from the Company as set forth in this paragraph. In addition, Executive agrees to notify the Company’s General Counsel promptly of any requests for information or testimony that he receives in connection with any litigation or investigation relating to the Company’s business, and the Company agrees to notify Executive promptly of any requests for information or testimony that it receives relating to Executive. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any Party to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to compel any Party to take any action, or omit to take any action, requested or directed by any regulatory or law enforcement authority.
10. No Disparagement/Professional Conduct. Executive and the Company further agree that neither shall: (i) disparage the other; nor (ii) engage in actions contrary to the interests of the other, except as required by applicable law.
11. Confidentiality. Executive agrees that he will keep the terms and fact of this Agreement confidential. He will not disclose the existence of this Agreement or any of its terms to anyone except his spouse, attorneys or accountants, unless required by law.
12. Severability. Should any provision in this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.
13. Acknowledgement. Executive acknowledges that he is herein being advised to consult with an attorney prior to executing this Agreement. Executive represents and agrees that he has read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement with a full and complete understanding of all of its terms.
14. Integration. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the parties, supersedes all oral negotiations and any prior and other writings with respect to the subject matter of this Agreement and is intended by the parties as the final, complete and exclusive statement of the terms agreed to by them.

NOTWITHSTANDING THE FOREGOING, Executive acknowledges and agrees that this Agreement does not limit, modify, amend, or supersede, in any way, his obligations to abide by any agreement Executive signed with the Company regarding the treatment of confidential or proprietary information of the Company or one of its subsidiaries or affiliated companies or containing any restrictive covenants, including, but not limited to, any covenants not to solicit clients, customers, or employees, or not to compete, Section 11 of the Employment Agreement or any other provision of the Employment Agreementthat, by its terms or by implication, is intended to survive the termination of Executive’s employment with the Company.
15. Choice of Law. Executive and the Company acknowledge and agree that this Agreement shall be interpreted in accordance with Arizona law excluding Arizona’s choice of law rules.
16. Amendment. This Agreement shall be binding upon the parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the parties.
17. Successors and Assigns. This Agreement is and shall be binding upon and inure to the benefit of the heirs, executors, successors and assigns of each of the parties. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement. As used in this Section, “Company” shall mean the Company and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law or otherwise.
18. Non-Admission. This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to Executive, and the Company specifically denies the commission of any wrongful acts against Executive. Executive acknowledges that he has not suffered any wrongful treatment by the Company.
19. Joint Drafting. Executive and the Company understand that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.
20. Counterparts. For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
21. Section 409A. Executive acknowledges that he has had the opportunity to review the provisions of this Agreement, the Separation Plan and the application of Section 409A generally with legal counsel of his choice. Executive further acknowledges that he is solely responsible for any tax consequences imposed upon him by Section 409A and that the Company shall not have any liability or responsibility with respect to taxes imposed on Executive pursuant to Section 409A or any other provision of the Code.

22. Business Expenses. On or before the Effective Date, the Company will reimburse Executive for any and all necessary, customary and usual expenses incurred by Executive on behalf of the Company, provided that Executive has furnished the Company with receipts to substantiate the business expenses in accordance with the Company’s policies or otherwise reasonably justifies the expense to the Company.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Executive has executed this Agreement on this 28th day of July, 2011.

Insight Enterprises, Inc.		Executive

By:	/s/ Kenneth T. Lamneck	/s/ Stephen A. Speidel

Name:	Kenneth T. Lamneck	Stephen A. Speidel
Title:	President and Chief Executive Officer

7/28/11		7/28/11
Date		Date

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